Exhibit (d)(4)

PERSONAL AND CONFIDENTIAL

March 18, 2025

JJ Rathbun

TransDigm Inc.

1350 Euclid Avenue

Cleveland, OH 44115

Re: CONFIDENTIALITY AGREEMENT

Dear JJ:

In connection with your consideration of a possible transaction (“Transaction”) with a to-be-disclosed publicly-traded corporation known as “Project Rise” (the “Company”), you have requested certain confidential and other information concerning the Company. Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) is the financial advisor to the Company.

You agree to treat any information concerning the Company and the Transaction, whether furnished to you by or on behalf of the Company regardless of the form in which such information is communicated or maintained, together with any and all analyses or other documents prepared by you or any of your directors, officers, managers, employees, advisors, attorneys, accountants, consultants, subcontractors, or representatives (including, without limitation, financial advisors, equity holders, prospective lenders, or prospective investors) (collectively, “Representatives”) which contain or otherwise reflect such information (collectively, “Evaluation Material”), in accordance with this agreement. The term “Evaluation Material” does not include information which (a) was already in your possession prior to the time of disclosure to you by the Company or any of its Representatives, provided that such information was not furnished to you by a source known by you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from disclosing the information to you, (b) was or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives, (c) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from disclosing the information to you, or (d) which was or is independently developed by you without use of or reference to Evaluation Material.

The Evaluation Material will be used solely for the purpose of evaluating the Transaction between the Company and you, and will be kept confidential by you and your Representatives, except to the extent that disclosure (a) has been consented to in writing by the Company, or (b) is made to your Representatives who need to know such information for the purpose of evaluating the Transaction (it being understood that such Representatives shall be informed by you of the confidential nature of the Evaluation Material and shall have agreed to maintain the confidentiality of the Evaluation Material). You shall be responsible for any acts or omissions of any of your Representatives which, if they were the acts or omissions of you, would be deemed a breach of your obligations hereunder, and you agree, at your sole expense, to take all reasonable measures to restrain your Representatives from prohibited or unauthorized use of the Evaluation Material.

In the event that you or any of your Representatives are requested or required by law, regulatory authority or other applicable judicial or governmental order to disclose any Evaluation Material, you will provide the Company with prompt notice of any such request or requirement (to the extent legally permissible) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this agreement. If such protective order or other remedy is not obtained, or the Company waives compliance with the terms hereof, you may disclose only that portion of the Evaluation Material which is legally required to be disclosed.

In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to and shall be liable should they, disclose to any person (a) the identity of the Company, (b) the existence of or potential for the Transaction, (c) that any Evaluation Material has been made available to you or your Representatives, (d) that discussions are taking place concerning a Transaction, or (e) any terms or other facts with respect to the Transaction, including the status thereof.

It is understood and agreed that money damages may not be a sufficient remedy for any breach of this agreement, and that the Company is entitled to seek specific performance and injunctive or other equitable relief, without any requirement to post any bond. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company.

Neither the Company nor any of its Representatives is making and none of them shall be deemed by the transmittal of any Evaluation Material or the execution of this agreement to have made any representations or warranties as to the accuracy or completeness of the Evaluation Material. Only those representations or warranties which are made by the Company in a final definitive agreement regarding a Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. No right, title, or interest in or to any Evaluation Material is transferred to you pursuant to this Agreement. The foregoing shall in no event limit any action for fraud relating to a Transaction when, as, and if a final definitive agreement is executed, and subject to such limitations and restrictions as may be specified in such final definitive agreement.

Promptly after being so requested by the Company, you will return or destroy at your cost all Evaluation Material, provided that you and your Representatives may retain copies of Evaluation Material to the extent required by: (A) applicable law, regulation or internal document retention policies, or (B) automatic data back-up systems in accordance with your or your Representatives’ security and/or disaster recovery procedures in the ordinary course of business; provided further that any such retained copies of Evaluation Material shall be kept confidential in accordance with, and shall otherwise remain subject to, the provisions hereof and shall not be accessed or used for any purpose other than the purposes for which retention is hereby permitted, in each case for as long as such copies of Evaluation Material is retained (notwithstanding any prior termination hereof). Any destruction of materials shall be confirmed by you in writing. Any Evaluation Material that cannot be returned or destroyed (such as oral Evaluation Material) shall remain subject to the terms of this agreement.

This agreement binds the parties only with respect to the matters expressly set forth herein. As such, unless and until a subsequent definitive written agreement regarding a Transaction between the Company and you has been executed, (a) the Company will not be under any legal obligation of any kind whatsoever to negotiate or consummate a Transaction, and (b) you shall have no claim whatsoever against the Company or any of its Representatives arising out of or relating to any Transaction or Evaluation Material.

All inquiries and other communications are to be made directly to Houlihan Lokey or employees or representatives of the Company specified by Houlihan Lokey. Accordingly, you agree not to directly or indirectly contact or communicate with any director, officer, or other employee of the Company concerning a Transaction, or to seek any information in connection therewith from such person, without the express written consent of Houlihan Lokey.

Additionally, you agree not to solicit for employment any officer of the Company or any other employee to whom you may be introduced or with whom you otherwise had contact as a result of your consideration of a Transaction for a period of two (2) years after the date of this agreement, provided that you shall not be restricted in any general solicitation for employees (including through the use of employment agencies) not specifically directed at any such persons, and provided further that you shall not be restricted in hiring any such person who responds to any such general solicitation.

You agree that during the Standstill Period, you will not without the prior invitation in writing by the Board of Directors of the Company (a) acquire or make any proposal to acquire any securities or property of the Company; provided, that subject to your compliance with Securities Laws Obligations, you may beneficially own up to 4.9% of the Company’s equity securities and/or any outstanding or newly issued non-convertible debt of the Company, (b) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (c) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company, (d) form, join, or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company, (e) otherwise act or seek to control or influence the management, Board of Directors, or policies of the Company, (f) disclose any intention, plan, or arrangement with respect to the foregoing, or (g) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger; provided that this subsection (g) shall not prohibit the making of any confidential proposal to the Chief Executive Officer or Board of Directors of the Company in a manner that would not require the Company to make any public announcement regarding such proposal. For purposes of this Agreement, the “Standstill Period” shall mean the period beginning on the date of this Agreement and ending one (1) year from the date of this Agreement. Notwithstanding the foregoing, you shall not be restricted from taking the actions contemplated by this paragraph (and for the avoidance of doubt, the Standstill Period shall terminate) from and after the date, if any, (1) that the Company announces its entry into an agreement with any one or more third parties (not affiliated with the Company) providing for (i) a merger, amalgamation, consolidation or other business combination involving the Company as a constituent party that would result in the acquisition of more than fifty percent (50%) of the Company’s outstanding equity securities, (ii) the acquisition of a majority of the consolidated assets of the Company and its subsidiaries by a third party or group or (iii) the issuance by the Company of a number of equity securities that is equal to or greater than fifty percent (50%) of the outstanding voting power of the Company’s equity securities immediately prior to such issuance in connection with a business combination transaction with respect to the Company, (2) that is the second business day following the recommendation by the Company’s Board of Directors in favor of a bona fide tender offer or exchange offer for more than fifty (50%) of the Company’s outstanding equity securities, or (3) any third party commences a tender offer or exchange offer to acquire at least a majority of the outstanding voting power of the Company and the Company does not recommend that its security holders reject such offer within twenty (20) business days of the date that such offer is first published or sent or given. Following any events contemplated by clauses (1), (2) and (3) of the immediately preceding sentence or the Standstill Period, nothing in this Agreement shall limit your ability to engage in the activities described in this paragraph. Except as provided above, you also agree during such period not to request that the Company (or its directors, officers, employees, agents, or representatives) amend or waive any provision of this paragraph.

You hereby acknowledge that you are aware, and further agree that you will advise your Representatives, that Federal and State securities laws limit the circumstances in which any person who has material, non-public information about a company can purchase or sell securities of such a company and prohibit any such person from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. You agree that you will not, and will cause your Representatives not to, trade in the Company’s securities while in possession of material non-public information or at all unless you or your Representative, as applicable, can do so in compliance with all applicable laws and without breach of this Agreement (collectively, “Securities Laws Obligations”).

This agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. This agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. No amendments, changes, or modifications may be made to this agreement without the express written consent of you and the Company. If any term or provision of this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms and provisions of this agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. No failure or delay by the Company in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. This agreement may be executed in any number of counterparts and may be executed by facsimile, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement. In the event of litigation relating to this agreement, if a court of competent jurisdiction enters a final, non-appealable judgment, then the non-prevailing party shall be responsible to pay or reimburse the prevailing party for costs and expenses (including reasonable attorney’s fees) incurred by them in connection with the enforcement of this agreement.

Your obligations under this agreement shall remain in effect for a period of two (2) years from the date hereof, except as otherwise stated herein and provided that, with respect to any Evaluation Material constituting or incorporating a trade secret of the Company, the obligations under this agreement with respect to such Evaluation Material shall continue until such time as such trade secret no longer qualifies as a trade secret under all applicable laws.

(Signature Page Follows)

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a copy of this agreement.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC., on behalf of the Company

By:	/s/ Danny Small
Name: Danny Small
Title: Managing Director

Accepted and agreed to as of the date first written above:

TransDigm Inc.

By:	/s/ William Rathburn

Name: JJ Rathbun
Title: Director, M&A